Exhibit 10.3
(Translation)

CHINAE-ONLINE LTD.

ARTICLES OF ASSOCIATION

Catalogue

Chapter I. General Provisions

Chapter II. Purposes and Scopes of Business

Chapter III. Total Amount of Investment and Registered Capital

Chapter IV. Board of Directors

Chapter V. Business Management Offices

Chapter VI. Finance and Accounting

Chapter VII. Profits Distribution

Chapter VIII. Staff and Workers

Chapter IX. Trade Union Organization

Chapter X. Duration, Termination and Liquidation

Chapter XI. Rules and Regulations

Chapter XII. Supplementary Provisions

CHAPTER I     GENERAL PROVISIONS

Article 1.     In accordance with the "PRC, Sino-Foreign Cooperative Joint Venture Law", the Computation Center under the Ministry of Foreign Trade and Economic Cooperation (hereinafter referred to as "Party A"), AMERICAN Hong Kong Jadepear Investment Limited. (hereinafter referred to as "Party B") and the China International Trade Information Center Ltd. ("CHINA INTRIC LIMITED" which is subordinate to the International Trade & Economic Cooperation Research Institute under the Ministry of Foreign Trade and Economic Cooperation, hereinafter referred to as "Party C") hereby agree to jointly set up a cooperative joint venture enterprise "ChinaE-Online Ltd." (hereinafter referred to as "the CJV Company") in Beijing, China and the Articles of Association of the CJV Company are formulated as follows.

Article 2.     The name of the CJV Company is: Chinae-online Ltd.

Its name in Chinese is: __ __ __ __ __ __ __ __ __ __ __ __ __ __

The domicile of the CJV Company is: No. 9, Zhenxing Road, Scientific & Technological Development Zone, Changping District, Beijing

Article 3.     The names and domiciles of the Parties (hereinafter "CJV Parties") are as follows:
Party A: Legal address: Legal representative: Position: Nationality:	Computation Center under the Ministry of Foreign Trade and Economic Cooperation No. 28, Donghou Lane, Andingmenwai, Chaoyang District, Beijing Name: Chai, Haitao Director Chinese (PRC)
Party B: Legal address: Legal representative: Position: Nationality:	JADEPEAR INVESTMENT LIMITED #1704, xxxxxxxx Hong Kong Name: Zhou, Zhongyang (Anthony Chung Yeung Chow) Chairman of the Board of Directors Chinese (Hong Kong, PRC)
Party C: Legal address: Legal representative: Position: Nationality:

CHINA INTRIC LIMITED
#4008, Wanchai xxxxxxxx Hong Kong
(the address of its Bejing office: No. 28, Donghou Lane, Andingmenwai, Chaoyang District, Beijing)
Name: Yang, Dongxu
Board Director and General Manager
Chinese (PRC)

Article 4.     The CJV Company is a company with limited liabilities

Article 5.     The CJV Company has the status of a Chinese legal person and is subject to the jurisdiction of and under the protection of laws of PRC; all its activities shall be in compliance with the Chinese laws, decrees and other pertinent regulations.

CHAPTER II      THE PURPOSE AND SCOPE OF BUSINESS

Article 6.     The purpose for the CJV COMPANY is: with a view to enhancing economic co-operation and technical exchanges, to improve the product quality, develop new products and gain a competitive position in the international market in terms of quality and price by adopting advanced and appropriate technology and scientific management methods so as to raise economic results and ensure satisfactory economic benefits for all CJV Parties. The CJV Company shall focus its efforts on the development of Internet new technology, provide to its clients both at home and abroad the business information on the Chinese market and the Chinese government bulletins; the CJV Company shall also take an active part in the international technological cooperation so as to enable its technology to gain access to the international market.

Article 7.     The business scope of the CJV Company is: to develop computer & Internet communication technology, produce the software and hardware products of such technology; provide consulting service on E-business information and on Internet technology and sell its own products.

Article 8.     The production scale of the CJV Company is: One Million US$ in annual revenue.

Article 9.     The CJV Company shall sell its products inside and outside of PRC and manage to maintain a foreign exchange balance on its own.

CHAPTER III     TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

Article 10.     The total amount of investment of the CJV Company shall be One Million Fifty Hundred Thousand US Dollars (US$ 1,500,000.00). The registered capital of the CJV Company is: One Million Fifty Hundred Thousand US Dollars (US$ 1,500,000.00)

Article 11.      The CJV Parties shall provide the following cooperation conditions:

Party A shall provide its business operation support as its cooperation conditions;
Party B shall provide 1.35 Million US$ in cash as its cooperation conditions;
Party C shall provide 0.15 Million US$ in cash as its cooperation conditions.

The CJV Company apportions its share capital in the following proportions:

Party A: 10%
Party B: 80%
Party C: 10%

The CJV Company shall distribute its profits in the following proportions:

Party A: 10%
Party B: 80%
Party C: 10%

Article 12.      The CJV Parties shall pay the registered capital of the CJV Company in two installments in accordance with their respective proportions of capital contributions, with 70% thereof to be paid within 3 months following the issuance of the business license and the remaining 30% thereof to be paid within 6 months. The CJV Parties shall pay up in full their respective subscribed amount of capital contribution within the time limit as specified in the Contract.

Article 13.     After the CJV Parties have paid up in full their respective capital contributions, the CJV Company shall engage an accountant registered in China to verify such paid contributions and issue a capital verification report. Based on this report, a capital contribution certificate shall be issued, the contents of which shall include the following items: name of the CJV Company, date of its establishment, name of CJV Parties & their respective amounts of capital contribution, date of making capital contributions and date of issuance of the capital contribution certificate.

Article 14.      During the term of the joint venture, the CJV Company may not reduce the amount of the registered capital. However, if such reduction is truly necessary as a result of changes in the total amount of investment and the scale of production, approval must be obtained from the original examination and approval authority.

Article 15. In case the registered capital of the CJV Company needs to be adjusted, consent shall be obtained from all the CJV Parties and approval from the original examination and approval authority is required.

Article 16.      In case any CJV Party intends to assign all or part of its shares, consent shall be obtained from the other two Parties. When one Party assigns its shares, the other two Parties have pre-emptive rights to purchase such shares.

Article 17.      Any increase and assignment of the CJV Company's registered capital or any other disposal thereof shall be unanimously approved by the Board of Directors and submitted to the original examination and approval authority for approval. Such changes shall be reported to the original registration authority for amendment of registration.

CHAPTER IV      THE BOARD OF DIRECTORS

Article 18.     The CJV Company shall have a board of directors (hereinafter "Board of Directors"). The Board of Directors shall be the highest authority of the CJV Company.

Article 19.     The Board of Directors shall decide all major issues concerning the CJV Company. Its functions and powers shall include the following:

Examining and approving the important reports submitted by the general manager (for instance: operating plans, annual business operation reports, funds and loans, etc.)

Approving annual financial reports, budgets on receipts and expenditures, distribution plans of annual profits;

Adopting major rules and regulations for the Company;

Deciding when and where to set up a branch office;

Amending these Articles of Association of the CJV Company;

Discussing and deciding the termination of production, termination of the CJV Company, or whether or not to merger with another economic organization;

Deciding on the recruitment of such senior management personnel as the general manager, deputy general managers, chief engineer, chief accountant and auditor etc;

Handling the liquidation matters upon the termination and expiration of the CJV Company;

Increase of capital shares, assignment and donation of share ownerships, purchase, transfer and mortgage of the assets of the CJV Company.

Deciding all other major issues within the purview of the Board of Directors.

Article 20.     The Board of Directors shall comprise eight (8) Directors, of which, one (1) shall be appointed by Party A, five (5) by Party B and two (2) by Party C. Directors shall serve terms of three years and may serve consecutive terms.

Article 21.     The Board of Directors shall have one chairman ("Chairman") to be appointed by Party B and one vice chairman (Vice Chairman) to be appointed by Party C.

Article 22.      When appointing or replacing its Directors, Party A, Party B and Party C each shall send a written notice to the Board of Directors

Article 23.      Meetings of the Board of Directors shall be held once a year. An interim meeting of the Board of Directors may be held at the proposal of one third of the Directors.

Article 24.      In principle, meetings of the Board of Directors shall be held at the place where the CJV Company is located or held in other places in light of the actual circumstance.

Article 25.      Meetings of the Board of Directors shall be convened and presided over by the Chairman. When the Chairman is absent from the meeting, he shall appoint the Vice Chairman to convene and preside over the meeting.

Article 26.      The Chairman of the Board of Directors shall notify in writing all Directors twenty days prior to the date on which a meeting is to be held. Such notice shall specify the agenda, time and venue of the meeting.

Article 27. When a Director is unable to attend the meeting, he or she may authorize in writing another person to act as his or her proxy to attend the meeting. If a Director fails to attend the meeting and to appoint another person to attend the meeting, it is deemed as abstention.

Article 28. Each and every Board meeting requires a quorum of not less than two-third of the total member of Directors, but resolutions adopted at any Board meeting at which a quorum is not present are invalid.

Article 29.      Every Board meeting shall maintain a minute in detail. The minute shall be signed by all attending Directors and at the time when a proxy attends, it should be signed by the proxy. The minute should be written in Chinese and placed on file in the CJV Company.

Article 30.      Resolutions on the following matters require the unanimous approval of all the Directors of the Board:

1.  Amendment of these Articles of Association of the CJV Company and its Contract;

2.  Termination or dissolution of the CJV Company;

3.  Adjustment of the Company's registered capital;

4.  One Party or Parties transfer its (their) share ownerships in the CJV Company;

5.  One Party or Parties mortgage its (their) share ownerships in the CJV Company to creditors;

6.  To mortgage the assets of the CJV Company;

7.  The merger, division of the CJV Company or change of its organizational form.

Article 31.      Resolutions on the following matters shall require the approval from more than two-thirds of the Board Directors:

1. Deciding the annual operational policies, operation plans and development programs of the CJV Company;

2. Examining and approving the annual budget, budget result and annual accounting statement;

3. Examining and approving the annual operation reports presented by the general manager;

4. Deciding the annual profit distribution plan of the CJV Company;

5. Deciding the labor contracts and various rules and regulations of the CJV Company;

6. Deciding on how to utilize the funds of the CJV Company and determining the ceiling on loan;

7. Appointing or dismissing the general manager and the deputy general managers and other senior management personnel nominated by the general manager and deciding the salary scale for such persons;

8. Working out the welfare program for the staff and workers of the CJV Company in accordance with the pertinent rules and regulations of PRC;

9. Deciding the formation of the organizational setup of the CJV Company and deciding the addition or abolition of the subordinate functional departments.

CHAPTER V     BUSINESS MANAGEMNENT OFFICE

Article 32.      The CJV Company shall have a general manager to be recommended by Party B and four deputy general managers, of which, one is recommended by Party A, one by Party B and two by Party C. Both the general manager and deputy managers are to be appointed by the Board of Directors.

Article 33.      The general manager shall be directly accountable to the Board of Directors and carry out its decisions within the scope of authority delegated to him, organize and direct the day-to-day marketing, technology and management work of the CJV Company. He should consult with the deputy general managers when handling the important issues. The deputy general managers shall assist the general manager in his work and shall act on behalf of the general manager in his absence.

Article 34.      All the decisions involving the important issues in the daily work of the CJV Company shall be signed by both the general manager and deputy general managers before they may take effect. The Board of Directors shall decide which matters require the joint signature.

Article 35.      The general manager and deputy general managers shall serve a term of three years and may serve consecutive terms upon the re-appointment of the Board of Directors.

Article 36.      The Chairman, Vice Chairman or a Director of the Board may be appointed by the Board of Directors to concurrently work as the general manager, deputy general managers or take up other posts of senior management personnel.

Article 37.      The general manager and deputy general managers may not concurrently work as the general manager or deputy general managers of another enterprise and may not get involved in the commercial competition by the another economic organization against the CJV Company.

Article 38.      The engineers, accountants and auditors needed by the CJV Company shall be recruited by the Board of Directors.

Article 39.      The engineers, accountants and auditors shall work under the direction of the general manager.

The chief accountant shall exercise leadership in financial and accounting affairs, organize the CJV Company to carry out overall business accounting and implement the economic responsibility system.

The auditor shall be in charge of the auditing work of the CJV Company, examine and check the financial receipts and expenditure and the accounts and submit reports to the general manager and the Board of Directors.

Article 40.     The general manager, deputy general managers, chief engineer, chief accountant, auditors and other senior management personnel who wish to resign from their positions shall submit their written resignations to the Board of Directors in advance.

In case of graft or serious dereliction of duty on the part of the above persons, the Board of Directors may dismiss them at any time upon a resolution adopted at the Board meeting.

CHAPTER VI     FINANCE AND ACCOUNTING

Article 41.     The finance and accounting of the CJV Company shall be handled in accordance with the "PRC, Regulations on Financial Management in Foreign-Invested Enterprises".

Article 42.     The fiscal year of the CJV Company shall be from January 1 to December 31 of the Gregorian calendar.

Article 43.     All vouchers, account books and statistic statements and reports of the CJV Company shall be written in Chinese.

Article 44.     The CJV Company shall adopt RMB as its accounts keeping unit. RMB and other currencies shall be converted at the rates announced by the State Administration of Exchange Control of the People's Republic of China ("SAEC") on the day the said exchanging takes place.

Article 45.     The CJV Company shall open accounts in RMB and other foreign currencies with the Bank of China or other banks approved by the Bank of China.

Article 46.     The CJV Company shall adopt the internationally applicable accrual system and debit and credit accounting system in the preparation of its accounts.

Article 47.     The following items shall be covered in the financial account books of the CJV Company:

1) The amount of overall cash receipts and expenses of the CJV Company;

2) All purchases and sales made by the CJV Company;

3) The registered capital and debt situation of the CJV Company;

4) The time of payment, increase and assignment of the registered capital of the CJV Company.

Article 48.     The finance department of the CJV Company shall work out the statement of assets and liabilities and profit and loss accounts of the past year in the first three months of each fiscal year and submit the same to the Board of Directors for approval after these statements and accounts have been examined and signed by the auditor.

Article 49.     Each of the CJV Parties shall have the right at its own expense to engage an auditor to undertake financial checking and examination and the CJV Company shall give its consent and help facilitate the auditor's work.

Article 50.      The depreciation period for the fixed assets of the CJV Company shall be decided by the Board of Directors in accordance with the PRC, Detailed Rules for the Implementation of the Income Tax Law Concerning Sino-Foreign Cooperative Joint Venture.

Article 51.     All matters concerning foreign exchange shall be handled in accordance with the "PRC, Provisional Regulations for Foreign Exchange Control" and other pertinent regulations.

CHAPTER VII     PROFITS DISTRIBUTION

Article 52.      From its after-income tax profits, the CJV Company shall make allocations to a reserve fund, an enterprise development fund and a welfare & incentive fund for staff and workers. The proportion of such allocations shall be decided by the Board of Directors.

Article 53.      After paying income taxes according to laws and making allocations to various funds, the CJV Company shall, pursuant to the Article 11 of the CJV Company Contract, distribute the remaining profits.

Article 54.      The CJV Company shall conduct the profit distribution once a year; the amounts of distribution shall be determined by the Board of Directors in light of its performance status. The CJV Company shall, within three months following the end of every fiscal year, make public the plan for profit distribution and the amount of profits that each Party shall be distributed.

Article 55.      The CJV Company may not distribute profits unless the losses of previous fiscal year (s) have been made up. Remaining profits from previous years can be distributed together with that of the current year.

CHAPTER VIII     STAFF AND WORKERS

Article 56.     Matters regarding the recruitment, employment, dismissal and resignation, wages, welfare, labor insurance, labor protection, labor discipline and other matters concerning the staff and workers of the CJV Company shall be handled in accordance with the "Regulations on Labor Management in Foreign-Invested Enterprises" and other relevant regulations promulgated by the Beijing Municipal Government.

Article 57.     The required staff and workers may be recruited by the CJV Company on recommendations made by the local labor department. The CJV Company may, subject to the consent of the department in charge of labor, recruit the required staff and workers through advertised invitations, public selection and examinations according to jobseekers' merits.

Article 58.     The CJV Company shall have the right to take disciplinary actions including admonition, recording a demerit and reducing their salary, against those staff and workers who violate the rules, regulations and labor disciplines of the CJV Company. Where the circumstances are serious to constitute an offence, such persons may be dismissed. Dismissal of staff and workers shall be filed with the local labor management department for the record.

Article 59.      The salary of the staff and workers shall be decided by the Board of Directors by reference to the relevant regulations of PRC and in light of the specific conditions of the CJV Company and shall be specified in the labor contracts.

The salary of the staff and workers shall be increased correspondingly with the development of production and the raising of the ability and professional skill of staff and workers.

Article 60.      Matters concerning the welfare funds, bonuses, labor protection and labor insurance, etc., shall be stipulated respectively in the CJV Company's rules and regulations concerning staff and workers to ensure that the staff and workers can engage in production and work under the normal conditions.

CHAPTER IX     THE TRADE UNION ORGANIZATION

Article 61.     The staff and worker of the CJV Company shall have the right to establish a trade union organization and engage in union activities in accordance with the stipulations of the "Trade Union Law of the People's Republic of China".

Article 62.     The trade union in the CJV Company represents the interests of the staff and worker. The tasks of the trade union are: to protect the democratic rights and material interests of the staff and workers under the law, to assist the CJV Company in arranging and making rational use of welfare funds and bonuses; to organize political, professional, scientific and technical studies, to carry out literary & artistic and sports activities; to educate staff and workers to observe labor discipline and strive to fulfill the various economic targets of the CJV Company.

Article 63.      The trade union shall act on behalf of the staff and workers to sign the contracts with the CJV Company and supervise the enforcement of the contracts

Article 64.      The persons in charge of the trade union shall have the right to attend (as observers) the meetings of the Board of Directors to discuss the plan of development of the CJV Company and production & operational activities. They will also raise the concern and demands of the staff and workers in such meetings.

Article 65.      The trade union shall participate in the mediation to settle the disputes between the CJV Company and the staff and workers.

Article 66.     The CJV Company shall allot an amount of money totaling not more than two per cent (2%) of the aggregate of all the salaries of the staff and workers of the Company as trade union's funds, which shall be used by the trade union in accordance with the "Managerial Rules for the Trade Union Funds" formulated by the All China Federation of Trade Unions.

Article 67.     The timing for establishing the trade union shall be decided by the Board of Directors.

CHAPTER X     DURATION, TERMINATION AND LIQUIDATION

Article 68.     The duration of the CJV Company is 25 years, beginning from the date on which the business license of the CJV Company is issued.

Article 69.      Where the CJV Parties unanimously agree to extend the term of the joint venture and the Board of Directors has adopted a resolution thereon, they shall, within 180 days prior to the expiry of the joint venture term, submit a written application to the original examination and approval authority and obtain the approval therefrom before they can extend the term. The CJV Company shall go through the formalities of registration amendment with the original registration authority.

Article 70.      If the CJV Parties unanimously agree that the termination of joint venture is in their best interest, then, they may terminate the contract ahead of term.

The earlier termination of the contract by the CJV Company requires the Board of Directors to convene a meeting attended by all Directors to make a decision and shall report it to the original examination and approval authority for approval.

Article 71.      When the joint venture term is expired or terminated ahead of schedule, the Board of Directors shall put forward the liquidation procedure, principles and candidates for the liquidation committee and set up the liquidation committee in order to carry out the liquidation of the property of the CJV Company.

The official powers of the liquidation committee shall be as follows:

1. to convoke a meeting of creditors;

2. to put forward a basis upon which property value conversion and calculation is to be conducted;

3. to take over and thoroughly examine the property of the enterprise and to prepare the statement of assets and liabilities and a list of assets;

4. to formulate a liquidation plan;

5. to retrieve the company bonds and repay the company debts;

6. to recover those amounts of funds that the shareholders should have paid but have failed to do so;

7. to distribute the residual assets of the CJV Company.

Article 72.     The tasks of the liquidation committee are: to conduct a thorough check of the property of the CJV Company, its claims and debts; to work out a statement of assets and liabilities and a list on Company property; to formulate a liquidation plan and submit it to the Board of Directors for its implementation.

Article 73.     During the process of liquidation, the liquidation committee shall represent the CJV Company to sue and be sued.

Article 74.      After the liquidation committee has settledup all the debts of the JV Company, the residual property shall be distributed among the CJV Parties in the ratio as stipulated in the Article 11 of the CJV Company Contract

Article 75.     The liquidation expenses and remuneration of the members of the liquidation committee shall be paid in priority from the existing assets of the CJV Company.

Article 76.     On completion of the liquidation, the CJV Company shall submit a liquidation report to the original examination and approval authority and go through the formalities for nullifying its registration at the State Administration for Industry and Commerce and hand in its business license for cancellation and make a public announcement of the Company's termination.

Article 77.     After dissolution of the CJV Company, its account books shall be left in the care of Party A.

CHAPTER XI     RULES AND REGULATIONS

Article 78.     The JV Company has the following rules and regulations formulated by the Board of Directors:

1) Management systems, including the powers and functions of the various management departments and the working procedures;

2) Rules and regulations for the staff and workers;

3) System of labor and salary & wage;

4) System of work attendance record, promotion and awards and penalties for the staff and workers;

5) The welfare program for the staff and workers;

6) The financial system of the Company;

7) Liquidation procedures upon the dissolution of the CJV Company;

8) Other required rules and regulations.

CHAPTER XII     SUPPLEMENTARY PROVISIONS

Article 79.     Any amendments to these Articles of Association shall be unanimously agreed and decided by the Board of Directors and submitted to the original examination and approval authority for approval.

Article 80.     These Articles of Association shall be written in Chinese.

Article 81.     These Articles of Association shall come into force and effect upon the approval given by Beijing Changping District Commission of Foreign Economic Relations and Trade. The same shall apply in the case of amendment thereof.

Article 82.     These Articles of Association are signed by the authorized representatives of the CJV Parties on M     D    2001 in Beijing, China.

For Party A:	The Computation Center of MOFTEC Representative's Signature: Chai, Haitao
For Party B:	HONG KONG JADEPEAR INVESTMENT LIMITED Representative's Signature: Zhou, Zhongyang (Anthony Chung Yeung Chow)
For Party C:	CHINA INTRIC LIMITED Representative's Signature: Yang, Dongxu

I, Chen Mingmian, hereby certify that this is true and correct English translation of the attached Chinese document to the best of my knowledge and ability.

Date: December 6, 2001

/s/ "Chen Mingmian"
Chen Mingmian
Certified Translator, B. C. Canada